EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this S-8 filing of The Digital Development Group Corp., filed on or about January 5, 2013, of our report dated February 10, 2012, relating to the financial statements of The Digital Development Group Corp. as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ deficiency, and cash flows for each of the years in the two-year period ended December 31, 2011.

/s/ Madsen & Associates CPA’s, Inc.

Salt Lake City, Utah

January 7, 2012